EXHIBIT 21.1
SUPERIOR ENERGY SERVICES, INC.
List of Subsidiaries

STATE OF JURISDICTION OF
NAME	INCORPORATION OR ORGANIZATION
1105 Peters Road, L.L.C.	Louisiana
Ace Rental Tools, L.L.C.	Louisiana
Blowout Tools, Inc.	Texas
Concentric Pipe and Tool Rentals, L.L.C.	Louisiana
Connection Technology, L.L.C.	Louisiana
CSI Technologies, LLC	Texas
Drilling Logistics, L.L.C.	Louisiana
F. & F. Wireline Service, L.L.C.	Louisiana
Fastorq, L.L.C.	Louisiana
H.B. Rentals, L.C.	Louisiana
International Snubbing Services, L.L.C.	Louisiana
J.R.B. Consultants, Inc.	Texas
Non-Magnetic Rental Tools, L.L.C.	Louisiana
Oil Stop, L.L.C.	Louisiana
Premier Oilfield Rentals Limited	Scotland
ProActive Compliance, L.L.C.	Delaware
Production Management Industries, L.L.C.	Louisiana
SE Finance LP	Delaware
SEGEN LLC	Delaware
SELIM LLC	Delaware
SEMO, L.L.C.	Louisiana
SEMSE, L.L.C.	Louisiana
SES Canada, ULC	Canada
SESI, L.L.C.	Delaware
SPN Resources, LLC	Louisiana
SouthEast Australian Services Pty., Ltd.	Australia
Stabil Drill Specialties, L.L.C.	Louisiana
Stabil Drill (UK), Limited	Scotland
Sub-Surface Tools, L.L.C.	Louisiana
Superior Canada Holding, Inc.	Delaware
Superior Energy Liftboats, L.L.C.	Louisiana
Superior Energy Services Limited	Scotland
Superior Energy Services, L.L.C.	Louisiana
Superior Energy Services de Mexico, S. de R.L. de C.V	Mexico
Superior Energy Staffing de Mexico, S. de R.L. de C.V	Mexico
Superior Energy Services de Venezuela, C.A.	Venezuela
Superior Energy Services (Holdings), Limited	Scotland
Superior Energy Services Trinidad Limited.	Trinidad/Tobago
Superior Inspection Services, Inc.	Louisiana
Universal Fishing and Rental Tools, Inc.	Louisiana
Wild Well Control, Inc.	Texas
Workstrings, L.L.C.	Louisiana